EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT: Tom Ryan/Don Duffy Investor Relations Advisors ph: 203.222.9013 fax: 203.222.9372	Mark L. Yoseloff, Chairman and CEO Paul C. Meyer, President and COO Gerald W. Koslow, Sr. V.P. and CFO ph: 702.897.7150 fax: 702.270.5161

SHUFFLE MASTER, INC. REPORTS SECOND QUARTER RESULTS

Earnings per diluted share were $0.21 versus $0.16 last year

Management raises estimates for 2004 and establishes 2005 guidance

LAS VEGAS . . .Thursday, May 27, 2004 .. . . Shuffle Master, Inc. (NASDAQ National Market:  SHFL) today announced results for the Company’s fiscal 2004 second quarter.

Fiscal 2004 Second Quarter Results

For the second fiscal quarter ended April 30, 2004, the Company reported record revenue from continuing operations of $20.2 million, compared to $13.5 million for the same quarter a year ago, an increase of 50%.  Net income from continuing operations for the quarter was $5.3 million, or $0.21 per diluted share, compared to $4.0 million, or $0.16 per diluted share for the second quarter of fiscal 2003.

Mark L. Yoseloff, Chairman and Chief Executive Officer, commented, “From a financial and strategic standpoint, our second quarter was outstanding. Our Utility Products, which include shuffler sales and leases, experienced a 28% increase in revenue while our Entertainment Products, which include table game royalties and sales, showed 83% top line growth.”

Recent Events and Current Outlook

On February 24, 2004, Shuffle Master purchased certain assets of BET Technology, Inc., a privately-held corporation. The Company purchased the underlying patents and trademarks for several proprietary table games, including Fortune Pai Gow,® Casino War® and Royal Match 21.™  The acquisition added 1,090 table games to the Company’s installed base of proprietary table games.

On April 16, 2004, Shuffle Master effected a three-for-two stock split to shareholders of record as of April 5, 2004, adding liquidity for shareholders.

On April 21, 2004, Shuffle Master completed a private placement of $150 million in aggregate principal amount of 1.25% Contingent Convertible Senior Notes, due 2024.  Concurrent with the private placement of the notes, the Company repurchased shares of its common stock in privately negotiated transactions totaling approximately $58 million.  The Company also used approximately $31 million of the net proceeds to fund the cash payment to Casinos Austria AG for the acquisition of Casinos Austria Research and Development (“CARD”).

On May 7, 2004, Shuffle Master announced that its Board of Directors authorized management to repurchase up to $30 million of company common stock in the open market as market conditions permit.  This authorization followed the substantial completion of a previous $30 million stock repurchase program authorized in October 2003.

On May 13, 2004, Shuffle Master completed its acquisition of CARD.  Located in Vienna, Austria, CARD develops, manufactures and supplies innovative casino products, including the one2sixTM continuous shuffler and the soon-to-be released Easy ChipperTM, a state-of-the-art chip sorting device, throughout the world.  As a result of this acquisition, all litigation between the two companies is being terminated.

Mark L. Yoseloff, Chairman and Chief Executive Officer, commented, “Shuffle Master has taken several important strategic steps over the last two quarters to enhance shareholder value.  First, we divested our slot assets at a profit so that we could focus on our core Utility and Entertainment Product businesses.  Second, we have completed a major acquisition in each of these core business segments, including the acquisition of three strong proprietary table games from BET Technologies, Inc. in February and the acquisition of CARD and its excellent product line earlier this month.  Third, we took advantage of unprecedented terms available to us in the convertible bond market to leverage our balance sheet and to provide capital to fund future acquisitions, to repurchase shares of our common stock and to fund the numerous product development projects we have identified.  Having completed these steps, we believe that our prospects are excellent.”

Yoseloff continued, “Given the Company’s performance and its recent acquisitions, management is increasing its expectations for future earnings growth.  Based on the current outlook, management is now forecasting fully diluted earnings per share to be in the range of $0.86 to $0.89 in fiscal 2004 and $1.12 to $1.18 in fiscal 2005.”

Today, Shuffle Master filed its Quarterly Report on Form 10-Q for the second fiscal quarter ended April 30, 2004 with the Securities and Exchange Commission.  Selected information that we have typically included in our earnings press releases is contained in this Form 10-Q.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers with Utility Products, including automatic card shufflers, to improve their productivity and security, and Entertainment Products, including proprietary table games and Table Master™ games to expand their gaming entertainment content.  The Company is included in the S&P SmallCap 600 Index.  Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

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This release contains forward-looking statements that are based on management’s beliefs as well as on assumptions made by and information available to management.  The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements.  Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations.  Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following:  changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; competitive advances; acceleration and/or deceleration of various product development and roll out schedules; product performance issues; higher than expected manufacturing, service, selling, administrative, product development and/or roll out costs; changes in the Company’s business systems or in technologies affecting the Company’s products or operations; reliance on strategic relationships with distributors and technology vendors; current and/or future litigation or claims; tax matters, including changes in tax legislation or assessments by taxing authorities; acquisitions or divestitures by the Company or its competitors of various product lines or businesses; changes to the Company’s intellectual property portfolio, such as loss of licenses, claims of infringement or invalidity of patents; regulatory and jurisdictional issues (e.g., technical requirements and changes, delays in obtaining necessary approvals, or changes in a jurisdiction’s regulatory scheme, etc.) involving the Company and its products specifically or the gaming industry in general; general and casino industry economic conditions; and the financial health of the Company’s casino and distributor customers, suppliers and distributors, both nationally and internationally; the Company’s ability to meet its debt service obligations and to refinance its indebtedness, which will depend on its future performance and other conditions or events and will be subject to many factors that are beyond the Company’s control, and various risks related to the Company’s customers’ operations in countries outside the United States, including currency fluctuation risks, which could increase the volatility of the Company’s results from such operations.  Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K.

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Shuffle Master, Inc. will hold a conference call on May 27, 2004 at 2:00 PM Pacific Time to discuss the results of operations for the second quarter ended April 30, 2004.  The dial-in number for the call is (973) 935-8507; request the “Shuffle Master’s Second Quarter Fiscal 2004 Conference Call.”  The call will also be webcast by CCBN and can be accessed at Shuffle Master’s web site www.shufflemaster.com.  Beginning approximately two hours after the call and through June 3, 2004, a playback can be heard 24-hours a day by dialing (973) 341-3080; pin number is 4477439.

- Financial highlights follow -

SHUFFLE MASTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2004	2003	2004	2003

Revenue:
Utility products leases	$4,755	$4,337	$9,352	$8,560
Utility products sales and service	5,541	3,705	9,109	5,949
Entertainment products leases and royalties	6,016	5,241	11,155	10,404
Entertainment products sales and service	3,799	118	6,080	409
Other	45	62	69	68
Total revenue	20,156	13,463	35,765	25,390

Costs and expenses:
Cost of leases and royalties	1,726	1,604	3,428	3,254
Cost of sales and service	2,115	982	3,411	1,784
Selling, general and administrative	5,732	3,840	10,513	7,250
Research and development	1,770	880	2,930	1,594
Total costs and expenses	11,343	7,306	20,282	13,882

Income from operations	8,813	6,157	15,483	11,508
Other income (expense)	(607)	46	(492)	105
Income from continuing operations before tax	8,206	6,203	14,991	11,613
Provision for income taxes	2,872	2,234	5,247	4,184
Income from continuing operations	5,334	3,969	9,744	7,429
Discontinued operations, net of tax	168	63	1,612	(80)
Net income	$5,502	$4,032	$11,356	$7,349

Basic earnings per share:
Continuing operations	$0.21	$0.16	$0.39	$0.29
Discontinued operations	0.01	—	0.07	—
Net income	$0.22	$0.16	$0.46	$0.29

Diluted earnings per share:
Continuing operations	$0.21	$0.16	$0.38	$0.29
Discontinued operations	—	—	0.06	(0.01)
Net income	$0.21	$0.16	$0.44	$0.28

Weighted average shares outstanding:
Basic	24,856	24,840	24,827	25,274
Diluted	25,761	25,412	25,710	25,873

SHUFFLE MASTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	April 30, 2004	October 31, 2003

ASSETS

Current assets:
Cash and cash equivalents	$57,472	$2,674
Investments	27,214	7,751
Accounts receivable, net	8,989	10,007
Notes receivable	—	648
Investment in sales-type leases, net	3,110	2,075
Inventories	5,465	7,365
Prepaid income taxes	10,361	5,659
Deferred income taxes	781	833
Other current assets	829	242
Total current assets	114,221	37,254
Investment in sales-type leases, net	5,123	3,314
Products leased and held for lease, net	4,907	5,777
Property and equipment, net	1,644	2,047
Intangible assets, net	21,948	5,482
Goodwill, net	3,664	3,664
Deferred income taxes	—	1,551
Other assets	7,548	329
Total assets	$159,055	$59,418

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,001	$5,477
Accrued liabilities	3,549	3,368
Customer deposits and unearned revenue	2,255	2,425
Note payable and current portion of long-term liabilities	4,105	175
Total current liabilities	12,910	11,445
Long-term liabilities, net of current portion	157,866	250
Deferred income taxes	141	—
Total liabilities	170,917	11,695
Contingencies
Shareholders’ equity:
Preferred stock, no par value; 338 shares authorized; none outstanding	—	—
Common stock, $0.01 par value; 101,250 shares authorized; 22,850 and 24,715 shares issued and outstanding	229	165
Additional paid-in capital	—	—
Retained earnings (deficit)	(12,091)	47,558
Total shareholders’ equity	(11,862)	47,723
Total liabilities and shareholders’ equity	$159,055	$59,418

SHUFFLE MASTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited, in thousands)

	Three Months Ended April 30,		Six Months Ended April 30,
	2004	2003	2004	2003
Cash flows from operating activities:
Net income	$5,502	$4,032	$11,356	$7,349
Depreciation and amortization	1,407	2,035	3,012	4,035
Other operating activities	(3,175)	(2,079)	(8,425)	(1,747)
Net cash provided by operating activities	3,734	3,988	5,943	9,637
Cash flows from investing activities:
Net change in investments	(23,119)	5,015	(19,463)	8,035
Payments for products leased and held for lease	(1,248)	(1,056)	(1,895)	(1,746)
Other capital expenditures	(520)	(549)	(968)	(1,095)
Acquisition of businesses	(6,144)	(1,730)	(6,144)	(1,730)
Proceeds from sale of slot assets	411	—	8,858	—
Other investing activities	(698)	(70)	(2,745)	(6)
Net cash provided (used) by investing activities	(31,318)	1,610	(22,357)	3,458
Cash flows from financing activities:
Proceeds from issuance of convertible notes, net of issue costs	145,434	—	145,434	—
Repurchases of common stock	(78,661)	(5,379)	(78,661)	(15,642)
Proceeds from issuances of common stock	2,998	1,449	4,439	1,772
Net cash provided (used) by financing activities	69,771	(3,930)	71,212	(13,870)
Net increase (decrease) in cash and cash equivalents	42,187	1,668	54,798	(775)
Cash and cash equivalents, beginning of period	15,285	1,161	2,674	3,604
Cash and cash equivalents, end of period	$57,472	$2,829	$57,472	$2,829